                                                                    EXHIBIT 23.2



                         INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-82750 on Form S-3 of EGL, Inc. of our report dated March 29, 2000 on the consolidated statements of operations, stockholders' equity and cash flows of Circle International Group, Inc. and subsidiaries for the year ended December 31, 1999 (not presented separately) appearing in the Annual Report on Form 10-K of EGL, Inc. for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.



DELOITTE & TOUCHE LLP



San Francisco, California


May 17, 2002